As filed with the Securities and Exchange Commission on September 19, 2012

Registration No. 333-183314

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	35-2164875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(713) 751-7507

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wyatt L. Hogan

GP Natural Resource Partners LLC

601 Jefferson Street, Suite 3600

Houston, Texas 77002

(713) 751-7507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

E. Ramey Layne

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Primary Offering(1)(2) Common units representing limited partner interests	—	—	—	—
Total Primary Offering	(1)	(2)	$500,000,000(3)	$57,300(4)
Secondary Offering Common units representing limited partner interests	16,646,072(5)	(6)	$370,375,102(7)	$42,445(8)
Total (Primary and Secondary)	—	—	$870,375,102	$99,745(9)

(1)	There is being registered hereunder such presently indeterminate number of common units representing limited partner interests in Natural Resource Partners L.P., which may be offered and sold, on a primary basis, in such amounts as shall result in an aggregate offering price not to exceed $500,000,000.
(2)	With respect to the primary offering, the proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.D. of Form S-3.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. With respect to the primary offering, in no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $500,000,000.
(4)	Calculated in accordance with Rule 457(o) under the Securities Act.
(5)	Represents common units that may be offered by the selling unitholder named herein. Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholder shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(6)	With respect to the secondary offering, the proposed maximum offering price per common unit will be determined from time to time by the selling unitholder in connection with, and at the time, the sale by the selling unitholder of the common units registered hereunder.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for the common units on August 13, 2011, as reported on the New York Stock Exchange.
(8)	Calculated in accordance with Rule 457(c) under the Securities Act.

(9)	The registration fee was previously paid on August 14, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No 2 to the Registration Statement on Form S-3 (File No. 333-183314) of Natural Resource Partners L.P. is being filed to amend Item 16 of Part II hereof and to transmit certain exhibits hereto. This Amendment No. 2 does not modify any provision of the prospectus contained in Part I or Items 14 or 15 of Part II of the registration statement. Accordingly, this Amendment No. 2 does not include a copy of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission registration fee		$99,745
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of Natural Resource Partners L.P. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was a partner, officer, director, employee, member, agent or trustee of any Group Member (as defined therein), the general partner or any Departing Partner or any affiliate of any Group Member, the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as a partner, officer, director, employee, member, fiduciary, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.

The limited liability company agreement of NRP (Operating) LLC provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to Indemnitees from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to the best interests of, the operating company. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the operating company.

Natural Resource Partners L.P. and NRP (Operating) LLC are authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Natural Resource Partners L.P. has purchased insurance, the cost of which is reimbursed by Natural Resource Partners L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including the operating company and the Subsidiary Guarantors.

Underwriting agreements entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including indemnification against liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit No.		Description
1.1***	—	Form of Underwriting Agreement.

2.1	—	Contribution Agreement dated December 14, 2006 by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 15, 2006).

2.2	—	Second Contribution Agreement, dated January 4, 2007, by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 4, 2007).

2.3	—	Amendment No. 1 to Second Contribution Agreement, dated April 18, 2007, by and among Natural Resource Partners L.P., NRP (GP) LP, NRP (Operating) LLC, Foresight Reserves LP and Adena Minerals, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 19, 2007).

2.4	—	Purchase and Sale Agreement, dated April 2, 2007, by and among Natural Resource Partners L.P., WPP LLC and Western Pocahontas Properties Limited Partnership (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 3, 2007).

3.1	—	Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated as of September 20, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 21, 2010).

4.1	—	First Amendment, dated March 6, 2012, to the Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on August 7, 2012).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby.

8.1**	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

23.1**	—	Consent of Ernst & Young LLP.

23.2**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

Exhibit No.		Description

24.1**	—	Powers of Attorney (included on the signature pages of this registration statement).

99.1	—	Description of certain provisions of the Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K filed on September 21, 2010).

*	Filed herewith.
**	Previously filed.
***	If applicable, to be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

9. The undersigned registrant hereby undertakes:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on September 19, 2012.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP,
its General Partner

By:	GP NATURAL RESOURCE PARTNERS LLC,
its General Partner

By:	/s/ CORBIN J. ROBERTSON, JR.
Name:	Corbin J. Robertson, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* Corbin J. Robertson, Jr.	Chief Executive Officer and Director of GP Natural Resource Partners LLC (Principal Executive Officer)	September 19, 2012

* Dwight L. Dunlap	Chief Financial Officer and Treasurer of GP Natural Resource Partners LLC (Principal Financial Officer)	September 19, 2012

* Kenneth Hudson	Controller of GP Natural Resource Partners LLC (Principal Accounting Officer)	September 19, 2012

* Robert T. Blakely	Director of GP Natural Resource Partners LLC	September 19, 2012

* David M. Carmichael	Director of GP Natural Resource Partners LLC	September 19, 2012

Signature	Title	Date

* J. Matthew Fifield	Director of GP Natural Resource Partners LLC	September 19, 2012

* Robert B. Karn III	Director of GP Natural Resource Partners LLC	September 19, 2012

* S. Reed Morian	Director of GP Natural Resource Partners LLC	September 19, 2012

* W. W. Scott, Jr.	Director of GP Natural Resource Partners LLC	September 19, 2012

* Stephen P. Smith	Director of GP Natural Resource Partners LLC	September 19, 2012

* Leo A. Vecellio, Jr.	Director of GP Natural Resource Partners LLC	September 19, 2012

*By:	/S/ WYATT L. HOGAN
Wyatt L. Hogan Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.		Description
1.1***	—	Form of Underwriting Agreement.

2.1	—	Contribution Agreement dated December 14, 2006 by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 15, 2006).

2.2	—	Second Contribution Agreement, dated January 4, 2007, by and among Foresight Reserves LP, Adena Minerals, LLC, NRP (GP) LP, Natural Resource Partners L.P. and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 4, 2007).

2.3	—	Amendment No. 1 to Second Contribution Agreement, dated April 18, 2007, by and among Natural Resource Partners L.P., NRP (GP) LP, NRP (Operating) LLC, Foresight Reserves LP and Adena Minerals, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 19, 2007).

2.4	—	Purchase and Sale Agreement, dated April 2, 2007, by and among Natural Resource Partners L.P., WPP LLC and Western Pocahontas Properties Limited Partnership (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 3, 2007).

3.1	—	Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated as of September 20, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 21, 2010).

4.1	—	First Amendment, dated March 6, 2012, to the Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on August 7, 2012).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby.

8.1**	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

23.1**	—	Consent of Ernst & Young LLP.

23.2**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1**	—	Powers of Attorney (included on the signature pages of this registration statement).

99.1	—	Description of certain provisions of the Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K filed on September 21, 2010).

*	Filed herewith.
**	Previously filed.
***	If applicable, to be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.